Exhibit 99.1

Versata Streamlines Operations; Announces Relationship with
Engineering Services Firm and Preliminary Fourth Quarter 2003 Results

    OAKLAND, Calif--(BUSINESS WIRE)--Nov. 7, 2003--Versata, Inc. (Nasdaq:VATA), a provider of software and services that automate the development and deployment of business applications that power enterprises, today announced it has streamlined operations to improve cash flow and increase the company's overall performance. Key components of the initiative include a relationship with an engineering services firm to improve product delivery, realigning the company's organizational structure, appointing a new CTO, and workforce reductions.
    The new agreement signed with Virtusa Corporation will enable Versata to bring high-quality products to market faster and more cost effectively. Virtusa will provide Versata with engineering services including platform port development and quality assurance out of Virtusa's India facilities. Versata will retain responsibility for product vision, strategy, architecture, design and reference implementation, enabling it to more aggressively drive product innovation.
    Virtusa is a US-based premier software engineering services firm focused on increasing software engineering efficiencies through its unique Productization(TM) methodology. Virtusa's Productization has been designed to deliver a measurable delta in client productivity, profitability, and shareholder value. Virtusa has delivered over 500 products and product-class solutions, bringing strategic value to clients. Headquartered in Massachusetts, Virtusa has Advanced Technology Centers in the US, India, and Sri Lanka.
    "The agreement with Virtusa will enable Versata to more effectively and efficiently develop our technology in ways that will serve new and existing customers," said Dr. Alan Baratz, president and CEO, Versata.
    Versata has also flattened its organizational structure and promoted key contributors to manage primary functional areas, all of which will report directly to CEO, Alan Baratz. As part of the plan, Versata announced the hire of Brett Adam as Vice President and CTO* with responsibilities for technology, product management and marketing. Former CTO, Val Huber was promoted to Versata Fellow and will continue to focus on customers' success and product innovation.
    "Today's announcement reflects our commitment to assembling the right team and partners to realign Versata's product with market demand," said Baratz. "We believe these changes will not only improve Versata's ability to deliver, but reduce operational expenses on a going forward basis."
    For the quarter ending October 31, 2003, the company expects total revenue to be in the range of $2.8 to $3.0 million. In addition, cash burn is expected to be approximately $2.2 million. The Company expects its unrestricted cash and short-term investments balance at the end of the quarter to be approximately $13.7 million. As a result of the actions taken to lower its future cost structure, the Company expects to record restructuring and severance expenses during the first quarter of fiscal 2004.
    The company will provide additional details during its regularly scheduled earnings call on Thursday, December 4 at 2:00 pm PT. A webcast of the call will be available at www.versata.com.

    About Versata

    For organizations that are challenged with building large-scale, transaction-intensive applications driven by human and automated workflows, Versata provides software and services for custom system development. Like some application development products, Versata provides a design environment utilizing high-level modeling and code generation, integration with modeling tools, code editors, and testing tools. Unlike most of these, Versata provides a proven deployment platform with integrated process and transaction engines for workflow and business rules execution with specific functionality for large volumes of transactions with stringent performance and scalability requirements. Versata's approach enables organizations to create and change business systems faster, lower development and maintenance costs, and meet the stringent demands of their customers.
    Versata Global 2000 customers include American Management Systems, British Telecommunications, J.P. Morgan Chase & Co., Meridian Health Care Management and Union Bank of California. For more information, please visit www.versata.com or call (800) 984-7638.

    * Consistent with the revised NASDAQ listing standards recently approved by the U.S. Securities and Exchange Commission, Versata stated that Mr. Adam received an inducement award of 75,000 non-statutory stock options on November 4, 2003. The options will vest on a monthly basis over a 50-month period in accordance with the Versata, Inc. 2003 Employment Inducement Award Plan.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements in this release include, statements regarding the Company's expectations, beliefs, hopes, intentions or strategies including without limitation; improving cash flow, reducing expenses, driving product innovation, improving product delivery and developing products that meet the needs of the market, the realignment of products with market demand, the benefits obtained from Versata and Virtusa's business collaboration, preliminary financial guidance for the fourth quarter of 2003, and the Company's expected date and time for announcing the results for the fiscal year ended October 31, 2003. These statements are not guarantees of future performance and actual results could differ materially from Company's current expectations. Factors that could cause or contribute to such differences include, but are not limited to: inability to improve cash flow and/or reduce expenses, inability to increase our revenue, unforeseen technical difficulties with the new version of our product, inability to develop new products on a timely basis or at all, market acceptance of the new or enhanced products, inability of Virtusa and Versata to develop a successful business relationship, risks associated with final review of the results and preparation of quarterly financial statements, and date and/or time for the announcement changing due to unforeseen factors and other risks detailed in the Company's Annual Report filed on Form 10-K, and other reports filed with the Securities and Exchange Commission. As a result, actual results may vary, perhaps materially, from those contained in the forward-looking statements. All forward looking statements included in this press release are based upon information available to the Company as of the date hereof, and the Company does not assume any obligation to update such statements or the reasons why actual results could differ materially from those projected in such statements.

    CONTACT: Versata, Inc.
             Shannon Lynd, 510-628-1143 (Media)
             publicrelations@versata.com
             Will Frederick, 510-628-1108 (Investor Relations)